ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20100602159-96
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/11/2010 1:50 PM
	Entity Number E0268922008-4

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

ALL STATE PROPERTIES HOLDINGS, INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

200,000,000 AUTHORIZED SHARES PAR VALUE $0.0001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

5,000,000,000 AUTHORIZED SHARES PAR VALUE $0.0001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

7. Effective date of filing: (optional) August 11, 2010

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

x E Robert Gates
Signature of Officer

Secretary
Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.